                               FIRST VIRGINIA BANKS, INC
                    Common Proxy for Annual Meeting of Stockholders
                     SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Thomas K. Malone, Jr., Richard T. Selden, and Edward L. Breeden, III, and each of them, proxies with full power to vote all of the stock of FIRST VIRGINLA BANKS, INC., which the undersigned has the power to vote at the Annual Meeting of Stockholders to be held Friday, April 22, 1994, at 6400 Arlington Boulevard, Falls Church, Virginia, in the Fifth Floor Auditorium at 10:00 a.m., local time, and any adjournment thereof, in accordance with instructions noted below, and at their discretion, upon any other business not now known which properly may come before the said meeting, all as more fully set forth in the accompanying proxy statement, receipt of which is acknowledged.

1.  ELECTION OF DIRECTORS  [] FOR all Class A Nominees [] WITHHOLD AUTHORITY
    (For a term of            listed below (except as     to vote for all
        3 years)              marked to the contrary      Class A Nominees
                              below)                      listed below

          E. Cabell Brand, Elsie C. Gruver, W. Lee Phillips, Jr.,
                      Josiah P. Rowe, III, Albert F. Zettlemoyer

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space below.)

___________________________________________________________________________

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG as independent auditors for the year 1994.

                     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

    If no choice is indicated on reverse side, this proxy shall be deemed to grant authority to vote FOR the election of director nominees and to vote FOR the proposal. The stockholder's signature should be exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                 DATED _____________ , 1994

                                                 __________________________
                                                 Signature

                                                 __________________________
                                                 Signature if held jointly

                              FIRST VIRGINIA BANKS, INC.
                  Preferred Proxy for Annual Meeting of Stockholders
                     SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Thomas K. Malone, Jr., Richard T. Selden, and Edward L. Breeden, III, and each of them, proxies with full power to vote all of the stock of FIRST VIRGINLA BANKS, INC., which the undersigned has the power to vote at the Annual Meeting of Stockholders to be held Friday, April 22, 1994, at 6400 Arlington Boulevard, Falls Church, Virginia, in the Fifth Floor Auditorium at 10:00 a.m., local time, and any adjournment thereof, in accordance with instructions noted below, and at their discretion, upon any other business not now known which properly may come before the said meeting, all as more fully set forth in the accompanying proxy statement, receipt of which is acknowledged.

1.  ELECTION OF DIRECTORS  [] FOR all Class A Nominees [] WITHHOLD AUTHORITY
    (For a term of            listed below (except as     to vote for all
        3 years)              marked to the contrary      Class A Nominees
                              below)                      listed below

          E. Cabell Brand, Elsie C. Gruver, W. Lee Phillips, Jr.,
                      Josiah P. Rowe, III, Albert F. Zettlemoyer

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space below.)

___________________________________________________________________________

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG as independent auditors for the year 1994.

                     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

    If no choice is indicated on reverse side, this proxy shall be deemed to grant authority to vote FOR the election of director nominees and to vote FOR the proposal. The stockholder's signature should be exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                 DATED _____________ , 1994

                                                 __________________________
                                                 Signature

                                                 __________________________
                                                 Signature if held jointly

                              FIRST VIRGINIA BANKS, INC.

                               6400 Arlington Boulevard
                           Falls Church, Virginia 22042-2336




                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



                               TO BE HELD APRIL 22, 1994


      The Annual Meeting of Stockholders of First Virginia Banks, Inc. will be held at the main office of First Virginia Banks, Inc., One First Virginia Plaza, 6400 Arlington Boulevard, Falls Church, Virginia in the 5th Floor Auditorium at 10:00 a.m. on Friday, April 22, 1994, for the following purposes:

      (1)   To elect Class A directors for a term of three years.

      (2) To ratify the appointment by the Board of Directors of Ernst & Young as independent auditors of First Virginia Banks, Inc. for the year ending December 31, 1994.

      (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

      Stockholders of record at the close of business on February 25, 1994, are entitled to notice of and to vote at the meeting or any adjournments thereof.


STOCKHOLDERS ARE URGED TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ADDRESSED AND POSTAGE-PAID ENVELOPE REGARDLESS OF WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.


                                     By Order of the Board of Directors,



                                                      Thomas P. Jennings
                                                               Secretary



Falls Church, Virginia
March 8, 1994








                              FIRST VIRGINIA BANKS, INC.

                               6400 Arlington Boulevard
                           Falls Church, Virginia 22042-2336


                  PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of First Virginia Banks, Inc. (hereinafter referred to as "First Virginia") of proxies to be voted at the Annual Meeting of Stockholders of First Virginia to be held at 10:00 a.m. on Friday, April 22, 1994 or any adjournments thereof. The approximate mailing date of this Proxy Statement and the accompanying proxy is March 8, 1994.

      All properly executed proxies in the accompanying form received by First Virginia prior to the meeting will be voted at the meeting in accordance with any direction noted thereon. Proxies on which no specification has been made will be voted for the nominees listed herein as directors and for Item 2 on the proxy. Any stockholder who has executed and delivered a proxy may revoke it at any time before it is voted by attending the Annual Meeting and voting in person or by giving written notice of revocation of the proxy to the Secretary or by submitting to First Virginia a signed proxy bearing a later date.

      Both Common and Preferred stockholders of First Virginia are entitled to vote at the meeting. Each share of Common and Preferred Stock is entitled to one vote on all matters which may come before the meeting. As of February 25, 1994, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, there were 32,444,307 shares of Common Stock and 80,249 shares of Preferred Stock of First Virginia issued and outstanding. Each share is entitled to one vote. Except for the election of directors, action submitted to a vote of the stockholders will be approved if a quorum is present and the votes cast in favor of the matter constitute a majority of the shares represented at the meeting and entitled to vote on the matter. With respect to the election of directors, the five nominees receiving the greatest number of votes cast for the election of directors will be elected, assuming a quorum is present at the meeting. The presence in person or by proxy of a majority of the outstanding shares of Common and Preferred Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder has elected to abstain or withhold the proxy's authority to vote (but not including broker non-votes) on a matter will count toward a quorum. No person is known by management of First Virginia to own beneficially, directly or indirectly, more than 5% of the outstanding stock of First Virginia.



                               I.  ELECTION OF DIRECTORS

      The Board of Directors is divided into three classes (A, B and C).
The term of office for Class A directors will expire at this Annual Meeting. Five persons, all of whom are presently on the Board, have been nominated to serve as Class A directors. If elected, the five nominees will serve for a term of three years.

      It is the intention of the persons named in the accompanying form of proxy, unless stockholders specify otherwise by their proxies, to vote for the election of the five nominees named on the next two pages. Although the Board of Directors does not expect that any of the persons named will be unable to serve as a director, should any of them be unable to accept nomination or election, it is intended that shares represented by the accompanying form of proxy will be voted by the proxy holders for such other person or persons as may be designated by the present Board of Directors.

      Certain information concerning the nominees for election at this meeting and the Class B and Class C directors who will continue in office after the meeting is set forth below and on the following pages, as furnished by them.


                                       NOMINEES
                                 FOR CLASS A DIRECTOR



      Picture E. Cabell Brand, 70, is President of Recovery and Development Systems, Inc., a company in Salem, Virginia that engages in business and environmental consulting and international development projects. He is a director of First Virginia Bank-Southwest, Roanoke, Virginia and has been a director of First Virginia since 1976. He serves on the Management Compensation and Benefits Committee and the Director Nominating Committee and beneficially owns 5,538 shares of Common Stock. (1)









      Picture Elsie C. Gruver, 67, is a community and civic leader in Arlington, Virginia and has been a director of First Virginia since 1973. She is Chairman of the Public Policy Committee and a member of the Audit Committee and beneficially owns 7,837 shares of Common Stock. (2)









      Picture W. Lee Phillips, Jr., 58, is a professional engineer and land surveyor based in Falls Church, Virginia and has been a director of First Virginia since 1985. He is a director of First Virginia Bank, Falls Church, Virginia. He serves on the Audit Committee as well as the Management Compensation and Benefits Committee and beneficially owns 8,209 shares. (3)



                                       NOMINEES
                                      (continued)



      Picture Josiah P. Rowe, III, 66, is Co-Publisher and General Manager of The Free Lance Star Publishing Co. of Fredericksburg, Virginia and has been a director of First Virginia since 1991. He is a director of First Virginia Bank, Falls Church, Virginia. He serves on the Public Policy Committee and the Director Nominating Committee and beneficially owns 1,500 shares of Common Stock and 100 shares of Preferred Stock.









      Picture Albert F. Zettlemoyer, 59, is President of the Government Systems Group of UNISYS Corporation in McLean, Virginia and is Executive Vice President of UNISYS and has been a director of First Virginia since 1978. He serves on the Audit Committee and chairs the Management Compensation and Benefits Committee. He beneficially owns 3,000 shares of Common Stock. (4)









                                   CLASS B DIRECTORS
                        (Serving until the 1995 Annual Meeting)



      Picture Edward L. Breeden, III, 59, is a partner in the law firm of Breeden, MacMillan & Green in Norfolk, Virginia, and has been a director of First Virginia since 1982. He is a director of First Virginia Bank of Tidewater, Norfolk, Virginia and of First Virginia Life Insurance Company. He serves on both the Executive Committee and the Public Policy Committee and chairs the Audit Committee. He beneficially owns 65,747 shares of Common Stock. (5)





                                   CLASS B DIRECTORS
                                      (Continued)



      Picture Gilbert R. Giordano, 65, is a partner in the law firm of Giordano, Bush, Villareale & Vaughan, P.A. in Upper Marlboro, Maryland and has been a director of First Virginia since 1989. He is Chairman of the Board of First Virginia Bank-Maryland, Upper Marlboro, Maryland. He serves on the Audit Committee and the Director Nominating Committee and beneficially owns 203,755 shares of Common Stock. (6)









      Picture Eric C. Kendrick, 47, is President of Mereck Associates, Inc., a real estate management and development firm in Arlington, Virginia and has been a director of First Virginia since 1986. He serves on the Management Compensation and Benefits Committee and the Public Policy Committee. He beneficially owns 63,127 shares of Common Stock.
                             (7)









      Picture Richard T. Selden, 71, is the Carter Glass Professor of Economics at the University of Virginia in Charlottesville, Virginia and has been a director of First Virginia since 1978. He is a director of First Virginia Bank, Falls Church, Virginia. Dr. Selden serves on the Audit Committee and beneficially owns 3,200 shares of Common Stock. (8)














                                   CLASS B DIRECTORS
                                      (Continued)



      Picture Robert H. Zalokar, 66, is Chairman of the Board and Chief Executive Officer of First Virginia and Chairman of the Board, First Virginia Bank, Falls Church, Virginia. He has been a director of First Virginia since 1959. Mr. Zalokar is also Chairman of First Virginia Life Insurance Company, First Virginia Mortgage Company and First Virginia Services, Inc. as well as Chairman or director of other nonbank affiliates. He serves on the Executive Committee and is an ex officio member of the Public Policy Committee and the Director Nominating Committee. He owns 124,055 shares of Common Stock. (9)



                                   CLASS C DIRECTORS
                        (Serving until the 1996 Annual Meeting)



      Picture Paul H. Geithner, Jr., 63, is President and Chief Administrative Officer of First Virginia and has been a director of First Virginia since 1984. He is also a director of First Virginia Bank in Falls Church, First Virginia Life Insurance Company, First Virginia Insurance Services, Inc., First Virginia Mortgage Company and other affiliated companies. He is a member of the Public Policy Committee and the Executive Committee and beneficially owns 45,849 shares of Common Stock.
                             (10)








      Picture L. H. Ginn, III, 60, is President of Lighting Affiliates, Inc., a distributor of electrical fixtures located in Richmond, Virginia and has been a director of First Virginia since 1978. Mr. Ginn is a retired U. S. Army Reserve Major General. He is Chairman of the Board of First Virginia Bank-Colonial, Richmond, Virginia. He is a member of the Executive Committee and the Director Nominating Committee and beneficially owns 10,856 shares of Common Stock. (11)






                                   CLASS C DIRECTORS
                                      (continued)



      Picture T. Keister Greer, 72, is counsel for Greer & Melesco, attorneys in Rocky Mount, Virginia and has been a director of First Virginia since 1976. He is Chairman of the Board of First Virginia Bank-Franklin County, Rocky Mount, Virginia. Mr. Greer is a member of the Public Policy Committee and the Director Nominating Committee and beneficially owns 17,400 shares of Common Stock.
                             (12)









      Picture Edward M. Holland, 54, is an attorney in Arlington, Virginia and a member of the Virginia General Assembly (Senate) and has been a director of First Virginia since 1974. He is also a director of First Virginia Bank, Falls Church, Virginia. He serves on the Executive Committee and the Management Compensation and Benefits Committee and beneficially owns 60,979 shares of Common Stock. (13)










      Picture Thomas K. Malone, Jr., 74, is retired Chairman and Chief Executive Officer of First Virginia and has been a director of First Virginia since 1957. He is a director of First Virginia Bank in Falls Church, First Virginia Life Insurance Company and First Virginia Mortgage Company. He is also Chairman Emeritus of Marymount University in Arlington, Virginia. Mr. Malone is Chairman of both the Executive Committee and the Director Nominating Committee. He also serves on the Public Policy Committee and beneficially owns 44,632 shares of Common Stock. (14)

 (1) Includes 264 shares of Common Stock held indirectly through his spouse.

 (2) Includes 1,782 shares of Common Stock held in a Keogh Plan, 900 shares held in an Individual Retirement Account, 1,900 shares held in her spouse's Keogh Plan, and 900 shares held in her spouse's Individual Retirement Account.

 (3) Includes 3,000 shares held by a trust in which Mr. Phillips is a trustee.

 (4)  All of the shares are held jointly with his spouse.

 (5) Includes 7,500 shares held by a corporation of which Mr. Breeden is President, 16,325 shares held by two foundations of which Mr. Breeden is Chairman, 16,275 shares held by two trusts in which Mr. Breeden is trustee, and 21,900 shares held by an estate in which Mr. Breeden is the executor.

 (6) Includes 4,669 shares held by his spouse, 5,355 shares held by his spouse as trustee for his son, 108 shares held by his spouse and daughter, 484 shares held by his spouse and son, 6,000 shares held by the Giordano Family Foundation and 387 shares held by his daughter.

 (7) Includes 16,998 shares held by two trusts in which Mr. Kendrick is trustee, 1,729 shares held by a corporation in which Mr. Kendrick is a director and 750 shares held by his spouse.

 (8)  Includes 652 shares held in a trust in which Dr. Selden is trustee.

 (9) Includes options to purchase 5,213 shares of Common Stock which are currently exercisable.

(10) Includes 2,359 shares held indirectly through his spouse and includes options to purchase 14,750 shares of Common Stock which are currently exercisable. It does not include options to purchase 13,750 shares which are not currently exercisable and 9,750 stock appreciation rights ("SARs").

(11) Includes 229 shares held indirectly through his spouse and 837 shares held by a trust in which Mr. Ginn is trustee.

(12) Includes 5,400 shares of Common Stock held by a trust in which Mr. Greer has a beneficial interest.

(13) Includes 34,479 shares held by a corporation in which Mr. Holland is an officer, director, and owner.

(14) Includes 10,125 shares of Common Stock held jointly with his spouse (shared voting and investment power).


      As of February 25, 1994, executive officers and directors as a group beneficially owned 922,049 shares of Common Stock representing approximately 2.8% of those shares outstanding, of which 170,238 shares represent shares covered by currently exercisable options (or options exercisable within 60 days) and 200 shares of Preferred Stock representing approximately .25% of those shares outstanding. No officer or director owned as much as 1.0% of First Virginia Common Stock. Messrs. Breeden, Greer and Giordano are members of or are associated with law firms which have been in the last two years, and are proposed in the future to be, retained by First Virginia and its subsidiaries. During the past two years, Dr. Selden has been and is proposed in the future to be, retained by First Virginia as a consultant. Messrs. Brand, Breeden, Geithner, Ginn, Giordano, Greer, Holland, Malone, Phillips, Rowe, Selden and Zalokar have been directors of various subsidiaries of First Virginia during the past five years. Ages of the directors are stated as of February 25, 1994.


BENEFICIAL OWNERSHIP OF NAMED EXECUTIVE OFFICERS

      The following table sets forth certain information regarding the named executives' beneficial ownership of First Virginia Common Stock as of February 25, 1994.

                             Shares of Common Stock of First Virginia
                                      Beneficially Owned
      Name of Officer                    Number *          Percent of Class

      Robert H. Zalokar                  124,055             .3824

      Paul H. Geithner, Jr.               45,849             .1413

      Barry J. Fitzpatrick                40,722             .1255

      Shirley C. Beavers, Jr.             31,134             .0960

      Justin C. O'Donnell                 25,042             .0772


* The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of all stock options which are currently exercisable. Specifically, the following individuals have the right to acquire the shares indicated after their
names, upon the exercise of stock options:   Mr. Zalokar, 5,213; Mr.
Geithner, 14,750; Mr. Fitzpatrick, 25,500; Mr. Beavers, 22,500; and Mr O'Donnell, 15,750.


                   COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS


      First Virginia's Board of Directors has a standing Audit Committee, Director Nominating Committee, Management Compensation and Benefits Committee, Public Policy Committee, and Executive Committee.

      The Audit Committee, comprised of Directors Breeden, Giordano, Gruver, Phillips, Selden, and Zettlemoyer, held five meetings during 1993.
Functions of the Committee include (1) reviewing with the independent public accountants and management such matters as: the financial statements and the scope of First Virginia's audit, compliance with laws and regulations, and the adequacy of First Virginia's system of internal procedures and controls and resolution of material weaknesses; (2) reviewing with First Virginia's internal auditors the activities and performance of the internal auditors; (3) reviewing with management the selection and termination of the independent public accountants and any significant disagreements between the independent public accountants and management; and (4) reviewing the nonaudit services of the independent public accountant. Under Section 36 of the Federal Deposit Insurance Act, the Audit Committee also performs similar functions for the two largest First Virginia member banks.

      The Director Nominating Committee, comprised of Directors Malone, Brand, Ginn, Giordano, Greer, Rowe, and Zalokar, held one meeting in 1993. The functions of the Committee include annually recommending to the Board the names of persons to be considered for nomination and election by First Virginia's stockholders and, as necessary, recommending to the Board the names of persons to be elected to the Board between annual meetings. The Committee also considers candidates recommended by stockholders upon receipt of a letter and resume for the proposed candidate. Such information should be sent to First Virginia's Secretary.

      The Management Compensation and Benefits Committee, comprised of Directors Zettlemoyer, Brand, Holland, Kendrick, and Phillips, held one meeting in 1993. The Committee has the authority to establish the level of compensation (including bonuses) and benefits of management of First Virginia. In addition, the Committee has authority to award long-term incentive compensation, e.g., stock options and stock appreciation rights, to First Virginia's management based on such factors as individual and corporate performance.

      The Public Policy Committee, comprised of Directors Gruver, Breeden, Geithner, Kendrick, Malone, Rowe, and Zalokar, met four times during 1993. This Committee recommends to the full Board the amount of funds to be allocated each year for charitable contributions, approves contributions upon request, and supervises First Virginia's matching gifts program. The Committee also monitors the programs developed for compliance with the Community Reinvestment Act and Title VII of the Civil Rights Act of 1964.

      The Executive Committee, comprised of Directors Malone, Breeden, Geithner, Ginn, Holland, and Zalokar, held 12 meetings in 1993. The Committee exercises all of the powers of the Board of Directors when the Board is not in session, except for those powers reserved for the Board under state law and by First Virginia's Articles of Incorporation and Bylaws and those powers delegated to other committees.

      During 1993, there were 12 meetings of the Board of Directors. All directors attended more than 75% of the aggregate total number of meetings of the Board and committees of the Board on which they served.


                                SECTION 16 TRANSACTIONS

      Section 16(a) of the Securities Exchange Act of 1934 requires First Virginia's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers and directors are required by SEC regulation to furnish First Virginia with copies of all Section 16(a) forms they file.

      Based on a review of the forms that were filed and written representations from the executive officers and directors, First Virginia believes that during the year 1993 all filing requirements applicable to its officers and directors were met.







                                EXECUTIVE COMPENSATION


      The Summary Compensation Table on the following page shows the annual compensation for First Virginia's Chief Executive Officer and for the four most highly compensated executive officers other than First Virginia's Chief Executive Officer for the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                             Annual Compensation        Long Term
                                                        Compensation
(a)             (b)      (c)       (d)      (e)       (f)         (g)
                                            Other
Name                                        Annual    Options/   All Other
And                                         Compen-   SARs       Compen-
Principal                Salary    Bonus    sation    Awarded    sation
Position        Year     ($) (1)   ($) (2)  ($) (3)   (#) (4)    ($) (5)

Robert H.       1993     500,000   306,388   8,509     0          108,901
Zalokar         1992     490,000   270,714  10,608     0           93,979
Chairman        1991     478,923   210,660            30,000
and Chief
Executive
Officer of
First
Virginia

Paul H.         1993     315,000  131,679    5,583    10,000      60,347
Geithner, Jr.   1992     300,000  113,050    3,987     0          52,513
President       1991     293,885   86,526             11,250
of First
Virginia

Barry J.        1993     189,000   90,406   69,099    10,000      25,203
Fitzpatrick     1992     169,310   72,830   29,236     0          18,723
Executive       1991     152,576   28,366             11,250
Vice
President
of First
Virginia

Shirley C.      1993     189,000   90,406    6,045    10,000      31,385
Beavers, Jr.    1992     175,769   72,830    5,160     0          26,112
Executive       1991     171,250   33,698             11,250
Vice
President
of First
Virginia
and
President,
First
Virginia
Services,
Inc.

Justin C.       1993      202,600  45,386    5,437     2,000      33,604
O'Donnell       1992      192,950  43,394    4,089     0          30,549
Senior Vice     1991      190,481  34,197              4,500
President
of First
Virginia and
President
and Chief
Executive
Officer of
First
Virginia Bank


      (1) The Salary Column (Column (c)) includes the base salary earned by the executive officer, which includes amounts that are deferred under the First Virginia Banks, Inc. Employees Thrift Plan and the First Virginia Pre-Tax Health Benefit Plan.

      (2) The Bonus Column (Column (d)) includes the amount earned as a bonus for that year even if paid in the following year. It also includes amounts earned for that year under the First Virginia Banks, Inc. Profit Sharing Plan.

      (3) The Other Annual Compensation Column (Column (e)) includes the amount of taxes paid by First Virginia for certain benefits. In the case of Barry J. Fitzpatrick, it includes perquisites which amounted to $46,503 for 1993. Of this amount, $23,432 was for a country club initiation fee and dues and $15,247 was for moving expenses. None of the other named executive officers had perquisites and other personal benefits that exceeded the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer in the Summary Compensation Table.

      (4) Column (f) includes the number of stock options and SARs that were granted, after adjusting for the three-for-two stock split in July, 1992.
Some of the options granted in 1991 had tandem SARs attached to them.

      (5) The All Other Compensation Column (Column (g)) includes the amount paid by the employer under the First Virginia Banks, Inc. Employees Thrift Plan which, for each of the named officers, was $6,745. It also includes the amounts paid by the employer under the First Virginia Supplemental Benefits Plan. This plan provides supplemental retirement benefits for those key officers who are restricted from receiving further benefits under the Thrift Plan as a result of the $8,994 limitation on pretax contributions imposed by the Internal Revenue Code for 1993. For 1993, these amounts were: for Mr. Zalokar, $40,548; Mr. Geithner, $17,703; Mr. Fitzpatrick, $8,637; Mr. Beavers, $8,648; and Mr. O'Donnell, $5,910. It also includes the premium amounts paid by the employer under the First Virginia Split Dollar Life Insurance Plan.
For 1993, these amounts were: for Mr. Zalokar, $41,750; Mr. Geithner, $28,247; Mr. Fitzpatrick, $8,642; Mr. Beavers, $14,800; and Mr. O'Donnell, $15,296. It also includes the "above-market" earnings on deferred compensation earned during 1993. These amounts were: for Mr. Zalokar, $19,858; Mr. Geithner, $7,652; Mr. Fitzpatrick, $1,179; Mr. Beavers, $1,192; and Mr. O'Donnell, $5,653. Pursuant to SEC transition rules regarding executive compensation disclosure, Columns (e) and (g) do not include information for fiscal year 1991.

      First Virginia has supplemental compensation agreements with Messrs. Zalokar and Geithner which provide that in the event of their resignation or retirement, they are entitled to annual compensation equal to 60% of their average annual compensation earned by them during the five consecutive years of their highest compensation less any benefits they receive under the First Virginia Pension Trust Plan. "Compensation" under the Agreements includes not only their "Salary" and "Bonus" shown in the Summary Compensation Table but any other compensation that would be included on their IRS Form W-2. Mr. Geithner's Agreement also provide for a 50% survivor benefit to his surviving spouse should she survive him. Under their supplemental compensation agreements, Messrs. Zalokar and Geithner are to provide consulting services to First Virginia following retirement and must not engage in any activities which compete with First Virginia.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

      The table on the following page shows for each of the named executive officers (1) the number of options that were granted during 1993, (2) out of the total number of options granted to all employees, the percent granted to the named executive officer, (3) the exercise price, (4) the expiration date and (5) the potential realizable value of the options, assuming that the market price of the underlying securities appreciates in value from the date of grant to the end of the option term, at a 5% and 10% annualized rate.

                             Stock Option Grants In 1993

                                                       Potential
                       Percent                         Realizable
                       of Total                        Value at
                       Options                         Assumed Annual
             Options   Granted to  Exercise            Rates of Stock
             Granted   Employees   or Base   Expir-    Price Appreciation
             (# Shs.)  in Fiscal   Price     ation     for Option Term
             (1)       Year (2)    ($/Sh.)   Date      5%($)    10%($)

Robert H.
Zalokar        --         --          --       --        --       --

Paul H.
Geithner,Jr. 10,000     9.09%       32.75    12/14/03  205,960  621,950

Barry J.
Fitzpatrick  10,000     9.09%       32.75    12/14/03  205,960  621,950

Shirley C.
Beavers Jr.  10,000     9.09%       32.75    12/14/03  205,960  621,950

Justin C.
O'Donnell     2,000     1.82%       32.175   12/15/03   40,406  102,398


      (1) Except in the case of Mr. Geithner (all of whose options are exercisable in one year), options granted to the named executive officers in 1993 are exercisable over a five year period provided certain performance goals are achieved by First Virginia.

      (2) Options to purchase 110,000 shares of First Virginia Common Stock were granted to employees during 1993. No freestanding SARs were granted in 1993 to employees and none of the options that were granted had any tandem SARs.

      The following table shows for each of the named executive officers the number of shares of First Virginia Common Stock acquired upon the exercise of stock options and stock appreciation rights during 1993, the value realized upon their exercise, the number of unexercised stock options and SARs at the end of 1993 and the value of unexercised in-the-money stock options and SAR rights at the end of 1993. Stock options or freestanding SARs are considered "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the option or SAR. Some of the stock options which were granted to First Virginia's executive officers include a provision that would accelerate the vesting of the options upon a change-in-control of First Virginia.

                    Aggregated Options/SAR Exercises in 1993 and
                              Yearend Options/SAR Values

                                                     Value
                                     Number of       Unexercised
                                     Unexercised     In-the-Money
                                     Options/SARs    Options/
                 Shares              at Yearend      SARs at
                 Acquired            (#)             Yearend ($)
  Name           on        Value     Exercisable/    Exercisable/
                 Exercise  Realized  Unexercisable   Unexercisable
                 (#)       ($)
                 --------  --------  -------------   -------------

Robert H.          30,000   297,501   5,213/0        70,810/0
Zalokar

Paul H.             4,939   137,000  26,500/13,750  328,250/36,250
Geithner, Jr.

Barry J.            1,500    20,750  25,500/13,750  343,750/36,250
Fitzpatrick

Shirley C.          5,154   133,438  22,500/13,750  305,625/36,250
Beavers, Jr.

Justin C.           2,944   110,750  15,750/3,500   231,562/15,750
O'Donnell

PENSION PLAN

      The following table shows the estimated annual benefit payable upon retirement under the First Virginia Pension Trust Plan based on specified remuneration and years of credited service classifications, assuming a participant retired on December 31, 1993 at age 65. The table ends at an average annual pay of $250,000, although because of IRS regulations, compensation in excess of $235,840 was not taken into account in determining benefits under the Plan in 1993. In 1994, compensation in excess of $150,000 will not be taken into account in determining benefits under the Plan. Credited service in excess of thirty years is also not taken into account in determining benefits under the Plan.


             Annual Benefits Under First Virginia's Pension Trust Plan

Average
Annual        10 Years   15 Years   20 Years   25 Years   30 Years
Pay             of         of         of         of         of
for Past      Service    Service    Service    Service    Service
60 Months
- ---------     -------    -------    -------    -------    -------
$150,000       22,860     34,290     45,720     57,150     68,580
 175,000       26,860     40,290     53,720     67,150     80,580
 200,000       30,860     46,290     61,720     77,150     92,580
 225,000       34,860     52,290     69,720     87,150    104,580
 250,000       38,860     58,290     77,720     97,150    115,641

     Under the First Virginia Pension Trust Plan, a participant retiring at age 65 with 30 years of credited service under the Plan will receive a maximum annual pension benefit equal to 1.1% of his average annual pay multiplied by 30 years of credited service plus 0.5% of his average annual pay in excess of his covered compensation multiplied by 30 years of credited service. The calculation of "average annual pay" is based on annual compensation for the highest five consecutive years out of the participant's final 10 years of service. "Covered compensation" is calculated by multiplying the annual average of Social Security taxable wage bases in effect for the 35 years ending with the last day of the year in which the participant attains Social Security retirement age.

      This table and the Summary Compensation Table may be used to estimate pension benefits for each of the individuals listed in the Summary Compensation Table. Remuneration on earnings determining pension benefits under the Plan includes salaries and bonuses (which are listed in the Summary Compensation Table) but it also includes any other taxable compensation including compensation resulting from the exercise of nonqualified options and SARs. Credited service as of December 31, 1993 for each of the named executives was as follows: Mr. Zalokar, 31 years; Mr. Geithner, 25.3 years; Mr. Fitzpatrick, 24.4 years; Mr. Beavers, 24.3 years and Mr. O'Donnell, 11.3 years.


DIRECTORS' COMPENSATION, CONSULTING ARRANGEMENTS AND PLANS WHICH INCLUDE CHANGE IN CONTROL ARRANGEMENTS

      For 1994, directors of First Virginia who are not salaried officers will be paid an annual retainer of $13,000 per year, a fee of $850 for each meeting of the Board of Directors attended, and a fee of $700 for each meeting of a Committee of the Board of Directors attended. Committee chairmen will receive $850 for each committee meeting they chair, except that the Chairman of the Executive Committee shall receive $1750 for each meeting. Directors are reimbursed for out-of-town expenses incurred in connection with Board and Committee meetings. Directors can participate in First Virginia's deferred compensation plans which allow them to defer their retainers and fees.

      During 1993, Mr. Edwin T. Holland, the founder and former Chairman and Chief Executive Officer of First Virginia, and Mr. Thomas K. Malone, Jr., former Chairman and Chief Executive Officer of First Virginia, were paid $139,608 and $84,337 respectively under their supplemental compensation agreements, in addition to the amounts they received from the First Virginia Pension Trust Plan. Both Messrs. Holland and Malone provide consulting services under their supplemental compensation agreements.

      During 1993, Virginia H. Brown, formerly Virginia H. Beeton, received $71,000 pursuant to her former husband's Supplemental Retirement Agreement with First Virginia in addition to what she received from the First Virginia Pension Trust Plan. Her former husband, Ralph A. Beeton, was Chairman and Chief Executive Officer of First Virginia.

      First Virginia also has two key employee salary reduction deferred compensation plans, one of which began in 1983 and the other in 1986, and two directors' deferred compensation plans, one of which also began in 1983 and the other in 1986, ("Deferred Compensation Plans") for key employees of First Virginia and its subsidiaries and directors of First Virginia. Under the Deferred Compensation Plans, participants elect to defer some or all of their compensation from First Virginia, and First Virginia agrees to pay at retirement (or to participant's beneficiary or estate on participant's death) a sum substantially in excess of what each participant has deferred. To fund the benefits under the Deferred Compensation Plans, First Virginia has purchased life insurance contracts on the lives of the participants with First Virginia as the beneficiary. For the period ending December 31, 1993, none of the executive officers of First Virginia deferred any compensation under the Deferred Compensation Plans.

      The 1983 deferred compensation plans include a provision regarding "change in control," which is defined to include, among other things, an acquisition by one person or group of 25% of the voting power of First Virginia's outstanding securities. Generally, the 1983 Key Employee Salary Reduction Deferred Compensation Plan requires that an employee continue his/her position with First Virginia and/or its subsidiaries until retirement in order to receive his/her benefits. If there is a "change in control" of First Virginia, and a director is terminated under the directors' plan, or in the case of the employee plan, an employee is terminated "without cause" or the employee terminates his/her employment for "good reason," as those terms are defined under the employee plan, then the director or employee, as the case may be, becomes entitled to his/her benefits under the 1983 Deferred Compensation Plans at retirement, notwithstanding the fact that his/her affiliation with First Virginia has terminated.

      In 1988, First Virginia established a Split Dollar Life Insurance Plan ("Split Dollar Plan") under which individual life insurance is available to 17 executive employees (two of whom have retired) including those named in the Cash Compensation Table. Under the Split Dollar Plan, an executive can purchase ordinary life insurance policies with coverage of at least two times the executive's base annual salary, up to a limit of $1,000,000. A portion of the premiums will be loaned to the executives by First Virginia up to the later of ten years or the executive's retirement date. At the end of this period, if assumptions about mortality, dividends and other factors are realized, First Virginia will recover all of its loans for premiums from the cash value of the policy. The policy will then be transferred to the executive, who will pay all further premiums, if any, under the policy. Executives who participate in the Split Dollar Plan forego any insurance coverage over $50,000 under the First Virginia Group Life Insurance Plan. During 1989, the Split Dollar Plan was amended so that in the event of a "change in control," which term is defined in the same manner as the 1983 deferred compensation plans, only the executive would have the right to terminate the policy.

      First Virginia's Board of Directors approved in 1992 the establishment of a trust with Chemical Bank as the trustee to partially secure the benefits of some of First Virginia's nonqualified compensation plans, including the Deferred Compensation Plans and the First Virginia Supplemental Benefits Plan, in case of a change in control. Under the trust agreement establishing the trust, if a "change in control" takes place, the trustee would pay the benefits under the covered compensation plans out of the trust assets that have been contributed to the trust by First Virginia if First Virginia refused to pay the benefits. The trust is considered a "grantor trust" subject to the claims of First Virginia's general creditors. For accounting purposes, the trust assets are considered corporate assets and, therefore, there will be no balance sheet impact to First Virginia from the establishment of the trust. The trust agreement does not include a provision which would accelerate the vesting or payment of any of the benefits under the covered compensation plans in case of a change in control. During 1993, First Virginia contributed approximately $1,464,000 to the Trust.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current members of First Virginia's Management Compensation and Benefits Committee are E. Cabell Brand, Edward M. Holland, Eric C. Kendrick,
W. Lee Phillips, Jr. and Albert F. Zettlemoyer. Edward M. Holland is the son of Edwin T. Holland, the founder and former Chairman and Chief Executive Officer of First Virginia. As noted above, Edwin T. Holland receives a fee from First Virginia pursuant to a Supplemental Compensation Agreement. Also, as noted above, Edward M. Holland's sister, Virginia H. Brown, receives a benefit pursuant to her former husband's Supplemental Retirement Agreement with First Virginia. Albert F. Zettlemoyer's daughter is an officer of First Virginia Bank. None of the members of the Management Compensation and Benefits Committee served as members of the compensation committees of another entity. No executive officer of First Virginia served as a director of another entity that had an executive officer serving on First Virginia's compensation committee. No executive officer of First Virginia served as a member of the compensation committee of another entity which had an executive officer who served as a director of First Virginia.


                    MANAGEMENT COMPENSATION AND BENEFITS COMMITTEE
                          REPORT CONCERNING FIRST VIRGINIA'S
                             EXECUTIVE COMPENSATION POLICY


      The Management Compensation and Benefits Committee (the "Committee") of the Board of Directors establishes the policy for the compensation of the executive officers of First Virginia. It is also responsible for administering some of First Virginia's executive compensation programs. The Committee is composed entirely of outside directors who are not eligible, with the exception of the Directors' Deferred Compensation Plans, to participate in the plans over which it has authority.

      The overall goal of First Virginia's compensation policy is to motivate, reward and retain its key executive officers. The Committee believes this should be accomplished through an appropriate combination of competitive base salaries and both short term and long term incentives.

      The primary components of First Virginia's executive compensation program are base salaries, bonuses, (e.g. short term compensation), and equity compensation (e.g. long term compensation). Executive officers also participate in other broad based employee compensation and benefit programs.

Base Salary

      The Committee's policy for determining base salaries is that two primary factors should be considered:

      (1)   the degree of responsibility the executive officer has, and

      (2) the compensation levels of corresponding positions at other banking companies of comparable size that compete with and serve the same markets as First Virginia. This "Local Peer Group" of companies consists of Central Fidelity Banks, Inc., Crestar Financial Corporation and Signet Banking Corporation based in Virginia, First Maryland Bancorp and Mercantile Bankshares Corporation based in Maryland, and First Tennessee National Corporation and First American Corporation of Tennessee. Base salaries are targeted to be competitive with those in the "Local Peer Group." For 1993 Mr. Zalokar's base salary was $500,000 which was approximately the mid-point of the salaries for CEOs paid to his counterparts in the "Local Peer Group."

Short Term Incentives/Bonuses

      The Committee grants bonuses to the executive officers and CEO based on the extent to which the corporation achieves or exceeds annual performance objectives. The Committee may award bonuses to the CEO and to the executive officers if First Virginia achieves a return on total average assets (ROA) of at least 1% (the same basis for determining payments of profit sharing to all employees). ROA is generally considered the most important single factor in measuring the performance of a banking company and achievement of a 1% ROA is generally considered the mark of a good performing banking company.

      Bonus awards are based on the following:

      (a) Up to 50% of the executive's salary may be awarded if First Virginia achieves a return on average assets ("ROA") equivalent to 80% or more of its target amount for the year. For the chief executive officer, First Virginia would also have to achieve 80% of targeted amounts for return on total stockholders' equity ("ROE"), asset quality (as determined by the ratios of nonperforming assets to total loans ["NPA ratio"] and net loan charge-offs ["CO ratio"]) and capital strength (based on the average equity to asset ratio ["Equity/asset ratio"] and the Tier I risk based capital ratio); and

      (b) Up to 30% depending upon the degree to which First Virginia's earnings, asset quality and capital ratios exceed the average for the other major banking companies based in the Southeast, (the "Southeastern Regional Peer Group,") as compiled by Keefe, Bruyette and Woods, the New York securities firm which specializes exclusively in the banking and thrift industry; and

      (c) Up to 20% may be awarded at the discretion of the Committee based on an individual executive's performance.

     Listed below are the annualized ratios for First Virginia and the Southeastern Regional Peer Group based on results for the first nine months of 1993, the latest data available to the Committee at the time the incentive awards were considered.

                    First Virginia                       KBW Southeastern
                  Profit Plan   Actual                   Regional Peer Group

Earnings

  ROA                 1.44%       1.70%                            1.22%
  ROE                15.89       18.09                            15.68

Asset Quality

  NPA Ratio           1.00         .72                             1.72
  CO Ratio             .38         .13                              .28

Capital Strength

  Equity/Asset Ratio  8.5         9.57                             7.94
  Tier I Risk Based
     Capital Ratio   12.5        16.18                            11.18

      Based on these results the Committee awarded Mr. Zalokar a bonus of $280,000.

Long Term Compensation/Stock Options

      The Committee believes that the granting of stock options is the most appropriate form of long term compensation for executives and that such awards of equity encourage the executive to achieve a significant ownership stake in First Virginia's success.

      Equity compensation awards are only made if First Virginia exceeds the weighted average of the returns reported by the major competitors in its banking markets (Central Fidelity, Signet, Crestar, Mercantile Bancshares, First Tennessee and First American of Tennessee). The performance ratios are weighted as follows: ROA 35%, ROE 25%, five year cumulative total return to shareholder ("Five Year Return") 15%, Nonperforming Asset Ratio 15% and Charge-off Ratio 10%. The following table shows the performance ratios of First Virginia and average for its major market area competitors of comparable size for the first nine months of 1993, the latest data available to the Committee at the time incentive awards were considered.


                                                         Market Area
                                   First Virginia        Major Competitors

      ROA                            1.70%                 1.33%
      ROE                           18.09                 16.56
      Five Year Return             296.80                230.19
      NPA Ratio                       .72                  2.20
      CO Ratio                        .13                   .81

     As of September 30, 1993 (the latest date information is available for the peer group), the weighted average of these performance factors for First Virginia was 199.5% of the peer group.

      Except in the case of executive officers who are close to retirement, awards vest and are exercisable over a five-year period in equal annual installments beginning one year from the date of grant. However, each installment can only be exercised if the performance goals for that year are met; otherwise, that portion of the option lapses.

      For 1993, the Committee awarded stock options to various executive officers because First Virginia did meet the performance criteria mentioned above. Mr. Zalokar did not receive any of the stock option awards.

      This report has been prepared by the members of the Management Compensation and Benefits Committee of the Board of Directors:



                                        E. Cabell Brand
                                        Edward M. Holland
                                        Eric C. Kendrick
                                        W. Lee Phillips
                                        Albert F. Zettlemoyer, Chairman

PERFORMANCE GRAPH

      The following performance graph compares the yearly percentage change in First Virginia's cumulative total shareholder return on its Common Stock with
(1) the cumulative total return of a broad market index that includes companies whose equity securities are traded on the same exchange or are of comparable market capitalization and (2) the cumulative total return of a published industry or line-of-business index.

           FIRST VIRGINIA BANKS, INC.
CALCULATION OF FIVE YEAR CUMULATIVE TOTAL RETURN
          YEAR ENDED DECEMBER 31, 1993

           First            S&P
         Virginia           400
       Banks, Inc.        Mid Cap         KBW 50

1988      100.00           100.00         100.00
1989      126.30           135.55         118.91
1990      101.05           128.61          85.40
1991      164.67           193.04         135.17
1992      263.39           216.03         172.23
1993      242.94           246.04         181.77


      First Virginia believes the most appropriate equity market indices to be used to measure the price performance of First Virginia's Common Stock are the "S&P MidCap 400" and the "KBW 50." First Virginia is included as a component of the S&P Mid Cap 400.

      The Standard & Poor MidCap 400 is comprised of 400 securities with market value between approximately $200 million and $4 billion. First Virginia considers it more representative of companies its size (yearend 1993 market capitalization of approximately $1.063 billion) than the S&P 500 index which is heavily dominated by large capitalization stocks (the 50 largest stocks account for 50% of the total value of the S&P 500). Also, financial stocks represent approximately 15% of the S&P Mid Cap 400 index.

      The KBW 50 is an index comprised of 50 banking companies, including all the money center banks and most large regional banks. It was developed by Keefe, Bruyette & Woods, a New York securities firm which specializes exclusively in the banking and thrift industry. The KBW 50 is considered more representative of price performance of the major banking companies in America. As is the case with the S&P Mid Cap 400 index, the KBW 50 is a market capitalization weighted index and assumes quarterly reinvestment of dividends.

     As indicated in the Management Compensation and Benefits Committee Report above, return on average assets (ROA) is an important factor for determining First Virginia's performance and for determining short term and long term compensation for First Virginia's executive officers. The following chart compares First Virginia's ROA during the period 1989-1993 with the KBW Southeastern Regional Peer Group and with a local peer group consisting of Central Fidelity Banks, Inc., Crestar Financial Corporation, Signet Banking Corporation, Mercantile Bankshares Corporation, First Tennessee National Corporation and First American Corporation of Tennessee. As noted in the Management Compensation and Benefits Committee Report, the Compensation Committee compared First Virginia's ROA with both these groups as part of their evaluation of executive compensation.

            FIRST VIRGINIA BANKS, INC.
 CALCULATION OF FIVE YEAR RETURN ON AVERAGE ASSETS
           YEAR ENDED DECEMBER 31, 1993

           First         Peer Group
         Virginia    Southern Local Peer
        Banks, Inc.  Regional    Group    National

     1989      1.39   0.97       0.89     0.94
     1990      1.25   0.64       0.54     0.81
     1991      1.22   0.76       0.61     0.89
     1992      1.50   1.03       0.98     1.12
     1993      1.68   1.28       1.36     1.34

TRANSACTIONS WITH MANAGEMENT

      During the past year, certain of the directors and officers of First Virginia and their associates had loans outstanding from First Virginia's banking subsidiaries. Each of these loans was made in the ordinary course of the lending bank's business. In some cases, where officers of First Virginia or its subsidiaries had to be relocated, residential mortgage loans were made by First Virginia at favorable interest rates. All other loans have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, or present other unfavorable features. As of December 31, 1993, the aggregate amount of loans outstanding to all directors and executive officers of First Virginia and associates and members of their immediate families was approximately $10,908,000.

      First Virginia Bank and First Virginia Card Services, Inc. extend VISA and MasterCard privileges to directors, officers and employees of First Virginia and its subsidiaries. Except as noted below, interest is charged on VISA and MasterCard credit balances of employees and officers at a rate of 1% per month on sales transactions. Directors and executive officers of First Virginia and its subsidiaries are subject to generally prevailing rates.


                       II.  APPOINTMENT OF INDEPENDENT AUDITORS

      At the meeting a vote will be taken on a proposal to ratify the appointment by the Board of Directors of Ernst & Young as independent auditors for the year ending December 31, 1994. Ernst & Young has served as independent auditors for First Virginia since 1974. Representatives of the firm are expected to be present at the stockholders' meeting and will be available to respond to appropriate questions and to make a statement if they desire to do so.

                                 STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the next annual meeting must be received by the Secretary of First Virginia no later than November 8, 1994 in order to be included in the proxy materials for the next annual meeting.


                                     OTHER MATTERS

      Management does not know of any other business to be presented to the meeting except for matters incident to the conduct of the meeting. The persons named in the accompanying proxy will vote in accordance with the specifications on the proxy form and will vote in accordance with their best judgment on any other matters which properly come before the meeting.

      The cost of soliciting proxies will be borne by First Virginia. In addition to solicitation by mail, proxies may be solicited in person, or by telephone or telegraph, by directors, officers and regular employees of First Virginia. In addition, First Virginia has engaged D. F. King & Co., Inc. to aid in the distribution of proxy materials and inquiries and to solicit proxies from brokers, nominees and security-holding companies for a fee of $6,500 plus out-of-pocket expenses. First Virginia does not expect to pay any other compensation for the solicitation of proxies, but will pay brokers, nominees, fiduciaries and other custodians their reasonable expenses for sending proxy material to principals and obtaining their instructions.

      A copy of First Virginia's Annual Report for 1993, including financial statements, is being mailed with this Proxy Statement to all stockholders of record. The Annual Report is not to be regarded as proxy soliciting material.

      First Virginia will provide without charge, upon the written request of any stockholder entitled to vote at the Annual Meeting, a copy of its annual report for the fiscal year ended December 31, 1993 on Form 10-K, which report will be filed with the Securities and Exchange Commission on or before March 31, 1994. Stockholders of record on February 25, 1994 and beneficial owners of such securities should submit requests for such report to Thomas P. Jennings, Secretary, 6400 Arlington Boulevard, Falls Church, Virginia 22042-2336.